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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



Date of Report (Date of earliest event reported): October  20, 1999

                          -----------------------------


                           NEXTEL COMMUNICATIONS, INC.

             (Exact name of registrant as specified in its charter)




                DELAWARE                0-19656             36-3939651
      (State or other jurisdiction    (Commission        (I.R.S. Employer
            of incorporation)         File Number)       Identification No.)

     2001 EDMUND HALLEY DRIVE, RESTON, VIRGINIA                 20191
       (Address of principal executive offices)               (Zip Code)

Registrant's telephone number, including area code:     (703) 433-4000
                               ------------------



--------------------------------------------------------------------------------
   (Former name, former address and former fiscal year, if changed since last report)


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ITEM 5. OTHER EVENTS.

                              Recent Developments
                              -------------------

        Third Quarter Results

        Nextel recently announced its third quarter operating results.

        Nextel ended the third quarter of 1999 with about 4,050,900 domestic digital subscriber units in service on its digital mobile network, an increase from 2,417,400 domestic digital subscriber units, or 68 percent, over the past twelve months. Nextel also reported a net increase of about 458,000 domestic digital subscriber units during the third quarter of 1999 and continued strength in monthly average revenue per domestic digital subscriber unit of about $74.

        In addition, domestic system usage during the third quarter of 1999 increased to about 4.9 billion minutes of use, up 82 percent over third quarter 1998 total domestic system minutes of use of 2.7 billion.

        Total consolidated revenue grew approximately 76 percent to $889 million for the third quarter of 1999, as compared with $506 million in the third quarter of 1998. Domestic revenue grew 73 percent over the third quarter of 1998 to $862 million during the third quarter of 1999. Consolidated earnings before interest, taxes, depreciation and amortization, or "EBITDA", for the third quarter of 1999 increased 61 percent over the second quarter of 1999 to $175 million. This improvement consists of $210 million in positive EBITDA from domestic operations, a 36 percent increase over the second quarter, and a $35 million EBITDA loss from international operations, a 24 percent decrease over the second quarter. EBITDA is a measure commonly used by analysts, investors and others in the telecommunications industry. However, EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered as an alternative to net income or loss as a measure of performance, or to cash flow as a measure of liquidity.

        The net loss attributable to common stockholders for the third quarter of 1999 was $361 million, or $1.10 per share. Of this net loss, $.05 per share is attributable to foreign currency transaction losses associated with Brazilian currency weakness.

        Nextel's consolidated capital expenditures during the third quarter of 1999 were $484 million, including $453 million for domestic operations and $31 million for international operations.

        Third Quarter 1999 Management and Subsequent Board Developments

        On July 17, 1999, Timothy M. Donahue, formerly Nextel's President and Chief Operating Officer, succeeded Daniel F. Akerson as Nextel's Chief Executive Officer. Mr. Akerson stepped down from his position at Nextel to become Co-Chairman of Eagle River, Inc., an entity controlled by Craig O. McCaw, a principal stockholder of Nextel. Mr. Akerson continues to serve as Chairman of Nextel's board of directors and also as a member of the operations committee of the board. On September 22, 1999, Mr. Akerson became Chairman and Chief Executive Officer of NEXTLINK Communications, Inc., a publicly held competitive local exchange carrier controlled by Mr. McCaw. NEXTLINK has significant fiber optic network capacity currently under construction nationwide and significant holdings of local multipoint distribution system fixed wireless spectrum in many major metropolitan markets in the United States.

        In addition, on October 15, 1999, Mr. Keisuke Nakasaki resigned from his position on Nextel's board of directors, reducing the board's size to nine. Mr. Nakasaki had occupied his position on the board as a result of rights granted to an affiliate of Nippon Telegraph and Telephone Corp. in connection with and linked to that affiliate's equity investment in Nextel. The contractual rights to representation on Nextel's board may continue in effect for some time under the terms of the relevant agreement. Nippon Telegraph and Telephone Corp. has advised Nextel that it does not intend to exercise those rights by designating a replacement for Mr. Nakasaki to Nextel's board.

        Bank Facility Increase

        At September 30, 1999 Nextel had drawn about $1.8 billion of the $3.295 billion in secured borrowings available under its bank credit agreement as in effect on that date. On September 23, 1999, Nextel obtained a commitment from a group of lenders, including some of the lenders under the current bank facility, to increase the borrowings available under the bank facility by $1.705 billion to a total of $5.0 billion. The commitment also provides for the extension of the maturity of the borrowings under the bank facility and contemplates that the bank facility may be further increased by up to an additional $1.0 billion in incremental borrowings. Availability of the additional borrowings contemplated by the commitment is subject to a number of conditions, including the successful syndication of the facility, the negotiation and execution of definitive agreements and compliance with any limitations imposed on Nextel's access to these borrowings under the indentures pursuant to which some of Nextel's senior notes were issued.
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        Activities Involving NextWave

        On August 12, 1999, Nextel announced that it had reached agreement with the United States Department of Justice and the Federal Communications Commission concerning the terms and conditions that would apply to the resolution of the claims of the United States government asserted against NextWave Personal Communications, Inc. and some of its affiliates in the context of a plan of reorganization for the NextWave entities contemplated to be proposed and sponsored by Nextel. Information concerning these arrangements and copies of the agreement and related term sheet between Nextel and the United States government are included in Nextel's Current Reports on Form 8-K dated and filed with the Securities and Exchange Commission on August 12, 1999 and August 18, 1999. NextWave and its affiliates hold personal communications services spectrum licenses granted by the Federal Communications Commission. In June 1998, the NextWave entities holding such licenses commenced a voluntary bankruptcy proceeding.

        Since reaching that agreement, Nextel has engaged in negotiations with representatives of the creditor and equity groups of the NextWave entities and representatives of the Department of Justice and the Federal Communications Commission regarding a potential Nextel-sponsored plan of reorganization. Nextel has not yet reached agreement with these parties in interest, and Nextel cannot predict whether or when it will do so. Even if such agreement were to be reached, any plan of reorganization that ultimately may be developed and sponsored by Nextel would be subject to various conditions to its successful implementation, including consideration and approval of that plan in the NextWave bankruptcy proceedings and receipt of all required regulatory approvals, consents and waivers. Nextel does not intend to update its disclosures concerning this matter unless and until it determines that future developments, if any, warrant such updating disclosures or it determines that it is required to do so to comply with its disclosure obligations under applicable laws.

Liquidity and Need for Funding

        Nextel and Nextel International, Inc. each are currently in the early stages of developing their detailed business plans and related budgets for calendar year 2000. These processes, and the resulting detailed business plans and related budgets, are not likely to be finalized until late 1999 or early 2000. Moreover, any such plans and budgets that are developed and finalized by Nextel and Nextel International, Inc. may later be revised by them in light of competitive factors in the relevant markets, new business opportunities, including additional spectrum acquisitions and other strategic or opportunistic transactions or investments, prevailing conditions in domestic and international debt and equity capital markets and the actual operating results and apparent prospects of their respective businesses.

        Currently, Nextel expects to increase the level of domestic and international capital expenditures in the balance of 1999 and during 2000. This increase is expected to be driven by several factors, including:

        - the contemplated expansion of digital mobile network coverage around most major domestic and selected international market areas;

        - the contemplated construction of additional cell sites to increase system capacity and improve system quality, and the installation of related switching equipment, in the existing core market coverage areas of Nextel and Nextel International, Inc., including the installation of system infrastructure and cell sites sufficient to meet expected increases in system demand four to six months ahead of anticipated growth;

        - the carrying over of certain planned system capital expenditures from late 1999 to early 2000; and

        - the installation of system capital hardware and software items in connection with the planned initial commercial launch of the domestic wireless data service offering nationwide in 2000.

        Taking such anticipated capital expenditures into account in both the Nextel and Nextel International, Inc., organizations, including an assumption that the bulk of the Nextel International, Inc. funding needs for calendar year 2000 will be satisfied with funds invested or advanced by Nextel, and factoring in anticipated operating cash flow performance of the existing and planned wireless businesses, both domestic and international, Nextel believes that it will be able to fully fund both its and Nextel International, Inc.'s operations through calendar year 2000. This conclusion is premised on the availability of funds from the following sources:

        - consolidated cash on hand as of September 30, 1999 of approximately $1.4 billion;

        - the continued availability of the approximately $1.5 billion of undrawn capacity as of September 30, 1999 under Nextel's bank credit facility;

        - an increase of at least $1.7 billion in additional available capacity through an increase of the facility, which is, as of October 20, 1999, currently in syndication and is expected to be concluded in November 1999; and

        - net proceeds from a proposed registered public offering of 25 million shares of Nextel common stock.


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        Nextel cannot assure you that the conditions to accessing funding under the current or contemplated increased bank facility will be satisfied, nor that the proposed public equity offering will be successfully concluded or will generate the estimated amount of net proceeds that Nextel currently anticipates. In addition, if Nextel's and/or Nextel International, Inc.'s business plans change, if economic conditions in either of their markets generally or competitive practices in the mobile wireless telecommunications industry change materially from those currently prevailing or from those now anticipated in the next calendar year, or if other presently unexpected circumstances are encountered that have a material effect on the cash flow and/or profitability of the domestic or international mobile wireless businesses conducted by Nextel and/or Nextel International, Inc., the anticipated cash needs of those businesses, and the conclusions as to the adequacy of the available sources, each also could change significantly. Finally, the above estimates and conclusions specifically exclude the impact of any significant acquisition transaction, or the pursuit of any significant new business opportunity not now contemplated, by Nextel or Nextel International, Inc. in the periods referenced above. Any such acquisition or new business opportunity could involve significant additional funding needs in excess of the identified currently arranged sources, and thus could require Nextel and/or Nextel International, Inc. to raise additional equity and/or debt funding to meet those needs.

Recent Regulatory Changes

     Several recent actions taken or proposed by the Federal Communications Commission may affect the business and operations of Nextel. The Federal Communications Commission has:

     - adopted rules mandating how wireless carriers locate customers dialing 911, provide access to telecommunications services for persons with disabilities and make their networks accessible to law enforcement authorities, all of which may require modifications to customer equipment or the Nextel network;

     - proposed rules that could restrict Nextel's access to telephone numbers or require the use of more costly or less desirable numbering resources;

     - adopted, in response to a decision of the Fifth Circuit Court of Appeals, revised rules affecting universal service contributions of wireless service providers like Nextel;

     - adopted rules restricting the use of information on customers' use of the wireless network and mandating how wireless service providers bill their customers, together with proposals for additional billing disclosure rules; and

     - proposed rules requiring wireless service providers like Nextel essentially to average, to some extent, the interstate long distance rates charged to customers.

Additional information regarding government regulation can be found in Nextel's Annual Report on Form 10-K for the year ended December 31, 1998.
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                                    SIGNATURE



      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              NEXTEL COMMUNICATIONS, INC.



Date: October 20, 1999         By: /s/ Thomas J. Sidman
                              ----------------------------------
                              Thomas J. Sidman
                              Senior Vice President and General Counsel